                                                                   EXHIBIT 10-38


                      GEMSTAR INTERNATIONAL GROUP LIMITED

                           Deferred Compensation Plan

Article I - Purpose

1.01 Purpose and Effective Date. Effective as of January 30, 2000, Gemstar International Group Limited and subsidiaries ("Subsidiaries"), together the Company ("Company"), by action of its compensation committee, hereby establishes the Gemstar International Group Limited Voluntary Executive Deferred Compensation Plan ("Plan"). The Plan is intended to help the Company and any participating subsidiary attract and retain key employees by allowing them to defer a portion of their compensation.

     The Plan is to be construed as a plan maintained to provide deferred compensation to a "select group of management or highly compensated employees" within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time. The Plan is intended to be exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be "unfunded" within the meaning of ERISA and the Internal Revenue Code of 1986, as amended from time to time.

1.02 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.


Article II - Definitions and Certain Provisions

2.01 Account means the account maintained to record the interest of a Participant under the Plan. A Participant's Account shall consist of the value of any Bonus and/or Base Salary amounts the Participant elects to defer hereunder, and any income credited or debited thereto.

2.02 Base Salary means the base salary before giving effect to any 401(k) elective deferrals excluding any Bonus, of the Participant for services to an Employer before or on the date of termination of his employment.

2.03 Beneficiary means the person or persons entitled to receive a distribution under the Plan in the event of a Participant's death.

2.04 Bonus means any cash bonus before giving effect to any 401(k) elective deferrals to a Participant for services to an Employer that, absent a Deferral Election under this Plan, would be paid to a Participant before or on the date of termination of his employment and that otherwise would be includable in the Participant's gross income for federal income tax purposes, received in or after a Plan Year. Bonus programs, as set forth in individual employment contracts, consist of both discretionary and formula based programs. Bonus shall not include any amounts paid in the form of stock options.

2.05 Board means the Board of Directors of the Company.

2.06 Change of Control event shall mean any of the following (other than as a result of a public offering of shares of the Company):

     (a) Approval by the shareholders of the Company of the dissolution or liquidation of the Company;

     (b) Approval by the shareholders of the Company of an agreement to merge or consolidate, or otherwise recapitalize or reorganize, with or into one or more entities that are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the event are, or will be, owned by the shareholders of the Company and/or Related Parties immediately before such event (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such event but taking into consideration securities of the other parties to such transaction held by record holders);

     (c) Approval by the shareholders of the Company of the sale of substantially all of the Company's business and/or assets to a person or entity which is not a Subsidiary or other Related Party;

     (d) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act)(other than a Related Party or other person having beneficial ownership of more than 50% of the outstanding voting securities at the time of adoption of this Plan, or any successor, subsidiary or associate of such owner) becomes the "beneficial owner"
                                                              ----------------
          (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company; or

     (e) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period, including for these purposes (but without duplication of predecessors and successors), new members whose election or nomination was so approved.

2.07 Code means the Internal Revenue Code of 1986, as amended from time to time, all successor laws thereto, and any regulations or guidance promulgated thereunder. Where the Plan refers to a particular section of the Code, the reference shall also apply to any successor to that section.

2.08 Company means Gemstar International Group Limited and any Subsidiary identified by Gemstar International Group Limited (see Section 2.19 for definition of Subsidiary).

2.09 Compensation means earnings as defined in the Gemstar Employees 401(k) & Profit Sharing Plan for Salaried Employees of the Company, excluding severance pay and ignoring any IRS limitations, less deferrals under the Plan.

2.10 Deferral Account  means the amount as defined in Section 6.01.

2.11 Deferral Election  means an election made under Article  5.01.

2.12 Eligible Participant means an employee of the Employer selected by the Board, in its sole and absolute discretion, to make Base Salary and Bonus deferral elections under the Plan pursuant to Section 5.01 (a) and (b), provided, however that Participant shall not be eligible to make such deferral elections and any prior deferral elections shall become invalid upon any distribution of benefits under the Plan pursuant to Article VI.

2.13 Employer means Gemstar International Group Limited or any Subsidiary to which the employee provides services in exchange for compensation, including but not limited to Base Salary and Bonus.

2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, all successor laws thereto, and any regulations or guidance promulgated thereunder. Where the Plan refers to a particular section of ERISA, the reference shall also apply to any successor to the section.

2.15 Participant means an executive eligible to participate under Article IV who has filed a completed and executed Deferral Election Agreement and Deferral Enrollment Agreement with the Committee and is participating in the Plan in accordance with the provisions of Article V and VI.

2.16 Payout Date means the date on which the Participant elected pursuant to his completed and executed Enrollment Election Agreement, to commence receiving deferred monies but in no event later than Termination, except that termination for cause shall create a lump sum distribution notwithstanding the Participant's Deferral Enrollment Agreement.

2.17 Penalty means ten percent (10%) of the Participant's credited balance and two years suspension from the Plan.

2.18 Plan Year means the year beginning April 1 and ending March 31 of the immediate following year.

2.19 Subsidiary shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by Gemstar International Group Limited.

2.20 Termination means termination of employment or retirement other than by reason of death.

Article III - Administration of the Plan

3.01 Administration. This Plan shall be administered by the Board who may appoint a Plan Administrator.

     The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. The Plan Administrator may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan's business.

     The Plan Administrator shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan, including, but not limited to, the determination of eligibility for and amount of any benefit.

     The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.

     All findings of fact, determinations, interpretations and decisions of the Plan Administrator shall be conclusive and binding upon all person(s) having or claiming to have any interest or right under the Plan and shall be given the maximum deference allowed by law.

3.02 Tax Withholding. The Company or the appropriate Employer may withhold from any payment under this Plan any and all withholdings under all jurisdictions including federal, state, local or foreign taxes required by law to be withheld with respect to the payment and any sum the Company or the appropriate Employer may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to the payment.


Article  IV - Eligibility

4.01 Participation shall be limited to a "select group of management of highly compensated employees" within the meaning of ERISA Section 201(2).

4.02 The Plan Administrator may permit any person who first becomes an Eligible Participant on or after the first day of a Plan Year to enroll in the Plan within 30 days following his eligibility. The deferral election shall be effective only for compensation earned after the 30-day period.

4.03 The Plan Administrator also may permit any person, who through job transfer or demotion no longer meets the "Eligible Participant" definition of Article II, to cease his deferral election immediately, but no later than March 31 of the Plan Year in which deferrals have been made. If a participant no longer satisfies the definition of "Eligible Participant" or, in the plan administrator's discretion, no longer satisfies the requirements of Section 4.01, the participant's deferral election automatically and immediately terminates.

4.04 Participation in or eligibility for the Plan shall not constitute a guarantee or contract of employment and shall not give any employee the right to be retained in the employment of the Company. Nor shall participation in or eligibility for constitute any right to claim any benefit under the terms of the Plan, unless this right or claim has specifically accrued under the terms of the Plan.


Article V - Deferral Elections and Rules Regarding Delay of Payments

5.01 Deferral Elections.

     (a)  Base Salary  An Eligible Participant may elect to defer a specified
          -----------
          percentage of his Base Salary. A minimum deferral of ten percent (10%) of the Participant's Base Salary is required, and the maximum deferral allowed is one hundred percent (100%), less required any withholding under section 5.04, of the Participant's Base Salary. Deferral elections between 10% and 100% may be made in whole increments of 10%.

          A Participant who wishes to defer receipt of all or a portion of any Base Salary to be earned during the Plan Year shall provide the Plan Administrator with a completed and executed Deferral Election Agreement and Deferral Enrollment Agreement according to the rules established by the Board in its sole and absolute discretion. A Participant's election to defer any Base Salary shall be received by the Plan Administrator no later than the January 31st preceding the Plan Year, provided, however that for the Plan Year ending March 31, 2001, such election shall be received no later than March 31, 2000.

     (b)  Bonus. An Eligible Participant may elect to defer a specified
          ------
          percentage of his Bonus to be earned the following year. A minimum deferral of ten percent (10%) of the Participant's Bonus is required, and the maximum deferral allowed is one hundred percent (100%), less any required withholding under section 5.04, of the Participant's Bonus. Deferral elections between 10% and 100% may be made in whole increments of 10%.

          A Participant who wishes to defer receipt of all or a portion of any Bonus to be earned during the Plan Year shall provide the Plan Administrator with a completed and executed Deferral Election Agreement and Deferral Enrollment Agreement according to the rules established by the Board in its sole and absolute discretion.

          Discretionary bonus program elections and formula based elections shall be received by the Plan Administrator no less than 90 days prior to the declaration day (the day the Board approves the Bonus).

5.02 Rules Regarding Deferral Elections. A Participant's Deferral Election shall state any whole percent, in 10% increments of their Base Salary and/or Bonus to be deferred.

5.03 Investment Equivalents. Except to the extent other arrangements are established by the Plan Administrator, amounts in the Participant's Account under the Plan shall be credited (or debited) with investment gains (or losses) corresponding to investment equivalents established by the Plan Administrator and selected by the Participant. The Participant's election of the investment equivalent or equivalents upon which such crediting and debiting will be based, including the right to change such election with respect to his future contributions and his existing account balance, shall be handled in the manner prescribed by the Plan Administrator. Neither the Company, nor any Subsidiary, nor the Trustee of the Rabbi Trust, shall be required to invest amounts corresponding to the investment equivalents.
     The Participant may choose from the following investment choices as described in the Gemstar Employees 401(k) & Profit Sharing Plan. The Compensation Committee of the Board shall have the right to change the investment choices as long as a diversified selection is maintained:

     (i)     Merrill Lynch Retirement Preservation Trust
     (ii)    Merrill Lynch Federal Securities Trust (C1 B)
     (iii)   MFS Bond Fund
     (iv)    Merrill Lynch Capital Fund, Inc. (C1 B)
     (v)     Merrill Lynch Global Allocation Fund (C1 B)
     (vi)    Merrill Lynch Fundamental Growth C1 (C1 B)
     (vii)   Merrill Lynch Growth Fund (C1 B)
     (viii)  Merrill S&P 500 Index Fund (C1 D)
     (ix)    Merrill Lynch Special Value Fund (C1 B)
     (x)     MFS Emerging Growth Fund (C1 B)

5.04 Rules Regarding Withholdings. No Participant shall be allowed to defer Base Salary or Bonus to the extent the Company determines that such compensation should be withheld to pay the Participant's portion of taxes under the Federal Insurance Contributions Act ("FICA"), and federal, state or local income taxes, payments required to maintain coverage for the Participant or the Participant's dependents under any welfare plan or program of the Company, or any similar payment.

Article VI - Benefits Distribution

6.01 Benefit. A Participant is eligible for a benefit under the Plan when he has reached a Payout Date (as defined in Article II). The benefit will be based on the total value of the entire amount standing to the credit of the account of the Participant ("Deferral Account".)

6.02 Benefit Amount. Any amount to be distributed shall be determined as of the date coincident with or immediately preceding the Payout Date.

6.03 Time and Form. Distributions shall be made in the form, and as soon as practicable, after the dates specified in the Participant's Deferral Enrollment Agreement.

     The Deferral Enrollment Agreement shall state:

     (a) the Payout Date with respect to the Participant's Deferral Account either:

          i. Commencing January 1 in any year of the Participant's choosing other than the year for which the deferrals are made and in no event less than 3 years from the date of the last deferral; or

          ii. Commencing the January 1 following his Retirement or Termination, if later.

     (b) the form of payment, whether in one lump sum or annual installments over 5, 10 or 15 years.

6.04 Rules Regarding Modification of Deferral Enrollment Agreement ("Modified Enrollment Agreement".)

     (a) The form and timing of payment may be modified if communicated to the Plan Administrator prior to the end of the Plan Year preceding: i) the scheduled lump sum payment or installment payment, or ii) Termination, provided however that such modifications must be made at least one year prior to the scheduled payment date.

     (b) Notwithstanding the Participant's Enrollment Election under Article 6.03, a Participant, upon occurrence of a Change of Control, may elect to change said Payout Date to one year from the Change of Control. A Participant may make such modification only one time with respect to Participant's Deferral Account and only to receive a lump sum payment.

6.05 Participant's Death

     (a) If a Participant dies after payments of benefits under the Plan have commenced, payments shall continue to be made in the same form and for the same duration as elected by the Participant. However, such payments of benefits shall be made to his Beneficiary. The Beneficiary may elect to receive a lump sum payment of the benefit with the approval of the Plan Administrator or the Board of Directors, and by a Modified Enrollment Agreement pursuant to Section 6.04.

     (b) If a Participant dies prior to the commencement of a payment of his benefits under the Plan, distributions of his Deferral Account shall be made to his Beneficiary. Payments shall commence as soon as practicable, in the same form and for the same duration as elected by the Participant. The Beneficiary may elect to receive a lump sum payment of the benefit with the approval of the Plan Administrator or the Board of Directors, and by a Modified Enrollment Agreement pursuant to Section 6.04.

     (c) Each Participant shall submit a written, signed, and dated list of his designated Beneficiary to the Plan Administrator on a form approved by the Plan Administrator ("Gemstar Beneficiary Designation Form"). Beneficiary may be changed at any time without the consent of any prior Beneficiary. If no Beneficiary survives the Participant or if no valid beneficiary designation is in effect, the Participant's Beneficiary shall be his estate. A married participant's designation of beneficiary other than his or her spouse as primary beneficiary must be consented to by the spouse.

6.06 Emergency Benefit. In the event that the Committee, on written petition of the Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount up to the balance of his Deferral Account as necessary to meet the emergency (the "Emergency Benefit"). For purposes of the Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, or other comparable unforeseeable occurrence. The amount of the benefits otherwise payable under the Plan shall thereafter be adjusted to reflect the payment of the Emergency Benefit. Applications for Emergency Benefits and the determinations thereon by the Committee shall be in writing, and a Participant may be required to furnish written proof of the financial emergency. Any Participant who receives an Emergency Benefit will be precluded from electing to make new deferrals under the Plan until the next enrollment period that occurs at least twelve (12) months following payment of the Emergency Benefit.

     No payment shall be made under this Section if the Plan Administrator determines that such payment would leave any other amounts deferred hereunder to be deemed constructively received under the Code.

6.07 Early Distribution. Notwithstanding a Participant's election under Article V, a Participant may elect to receive his entire Deferral Account in a single lump sum payment less ten percent (10%) immediately. Such Participant will cease to become an Eligible Participant for the 24-month period commencing on the Early Distribution.

6.08 Small Benefit. In the event the Committee determines that the balance of a Participant's Deferral Account is less than $25,000 at the time of commencement of payment of his benefit, or that the portion of the balance of the Participant's Deferral Account payable to any Beneficiary is less than $25,000 at the time of commencement of payment of a survivor benefit to such Beneficiary, the Committee may pay the benefit in the form of a lump sum payment, notwithstanding any provision of this Article V to the contrary. Such lump sum payment shall be equal to the balance of the Participant's Deferral Account or the portion thereof payable to a Beneficiary.

6.09 Tax Withholdings. To the extent required by law in effect at the time payments of deferred amounts are made, the Company shall withhold from payments made hereunder the taxes required to be withheld by the federal or any state or local governments.

Article VII - Rabbi Trust

7.01 Rabbi Trust. The Company shall maintain a single Rabbi Trust as part of the Plan to implement the provisions of the Plan.

7.02 Contributions. The Employer shall make contributions to the Rabbi Trust from time to time. Contributions shall be made equal to the amounts deferred pursuant to each respective Participant's Deferral Election Agreement.

7.03 Investments of the Rabbi Trust. The Company shall vest in itself or the Trustee, responsibility for the management and control of the assets of the Rabbi Trust.

     No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company, Subsidiaries or Rabbi Trust. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the rights of any unsecured general creditor of the appropriate Employer.

7.04 No Reversion. Except as specified below and in the Rabbi Trust agreement, the Company and the Subsidiaries shall not have any right, title, or interest in the contributions made to (or earnings under) the Rabbi Trust. No part of the Rabbi Trust shall revert to any Employer except upon complete termination of the Plan after the satisfaction of all fixed and contingent liabilities of the Plan.

Article VIII - Amendment and Termination of the Plan

8.01 Amendment and Termination. While the Company expects and intends to continue the Plan, the Company must reserve and hereby reserves the right to amend or to terminate the Plan in any way, at any time, for any reason; except that no amendment shall reduce a Participant's benefits to less than the amount the Participant would have been entitled to receive if the Participant had resigned from the employment of the Company or its Subsidiaries on the effective date of amendment or termination.

     In the event of a change of control solely with respect to one or more Subsidiaries, such Subsidiaries may elect to stop participating in the Plan by giving reasonable notice to the Board. The Board shall coordinate in good faith with the Subsidiaries to effectively cause the Plan to terminate solely with respect to the employee's of that former Subsidiary.

8.02 Distribution Upon Termination of the Plan. If the Plan is terminated after the payments of benefits under the Plan have commenced, distributions shall be made pursuant to the elections made on the participant election form. However, the Board may, in its sole and absolute discretion, direct that distribution be made in any form at any time selected by the Board, regardless of whether payments of benefits under the Plan have commenced.


Article IX - General Provisions

9.01 Applicable Laws. The Plan shall be construed and administered under the laws of the State of California, without regard to conflict of laws provisions, to the extent that such laws are not pre-empted by the laws of the United States of America

9.02 Benefits Payable from General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the appropriate Employer, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Employer which may be looked to for such payment, other than the right of an unsecured general creditor against the Employer, in respect of the Account of such Participant established hereunder. There shall be no ability to obtain the general assets of the Employer except in the case of bankruptcy or insolvency.

9.03 Cost of the Plan All costs of the Plan, including the administration thereof, shall be borne by the Company and no contributions from Participants shall be required or permitted. Costs shall be borne by the Participant's accounts once the Trust is irrevocable.

9.04 Severability. If any provision of the Plan is held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.05 No Assignment of Rights. No interest, right, or claim in or to any payment hereunder shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind. The Company and Subsidiaries shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law.

9.06 Successors to Company. The Plan shall inure to the benefit of, and shall be binding upon, the Company and the Participants and their successors or assigns.